                                                                    Exhibit 10.2

                         ETHANOL MERCHANDISING AGREEMENT

                                     BETWEEN

                      SOUTHWEST IOWA RENEWABLE ENERGY, LLC

                                       AND

                          LANSING ETHANOL SERVICES, LLC

                                November 1, 2006

                         ETHANOL MERCHANDISING AGREEMENT

         This  Ethanol  Merchandising  Agreement  is made  and  entered  into on
November 1, 2006, between Southwest Iowa Renewable Energy,  LLC, an Iowa limited liability company  ("Ethanol  Producer"),  and Lansing Ethanol Services,  LLC, a
Delaware limited liability company ("Lansing"). Ethanol Producer and Lansing are
occasionally   referred  to  hereinafter,   individually,   as  a  "Party"  and,
collectively, as the "Parties."

         Ethanol  Producer is in the  process of  building a 110 million  gallon facility  in  Council  Bluffs,  Iowa to  process  corn  into fuel  ethanol  (the
"Project").  Ethanol  Producer  desires to sell to Lansing  100% of the  Ethanol produced  annually  by the  Project.  The  Ethanol  shipments  would begin on or shortly after the beginning of operation of the Project.

         Lansing is in the business of  merchandising  Ethanol  into  commercial channels via cash forward  obligations,  and managing the risks  associated with such  purchases  and sales.  Lansing  desires to  merchandise  the  quantity and quality of Ethanol  required  by Ethanol  Producer  for  shipment  from  Ethanol
Producer's  Project and support Ethanol  Producer in the risk management of such
Ethanol merchandising.

         Therefore, the Parties agree as follows:

                                   ARTICLE 1
                        DEFINITIONS; INTERPRETIVE MATTERS

     1.1 AGREEMENT  means this Ethanol  Merchandising  Agreement,  as amended or restated from time to time.

     1.2 BASE  ANNUAL  QUANTITY  means  the  Ethanol  actually  produced  by the
Project,  anticipated  to be 110  million  gallons of Ethanol per year (which is equal to the Project builder's guarantee for the production of Ethanol) plus any
Ethanol produced above the Project  builder's  guarantee by the same facility by the Ethanol Producer.

     1.3 BASE MONTHLY QUANTITY means the anticipated monthly Ethanol production by Ethanol Producer for any month,  which is equal to the Base Annual
Quantity divided by 12 plus or minus 10% variance in any one month.

     1.4 BUSINESS DAY means all days except Saturday or Sunday and otherwise not a holiday for U.S. banks.

     1.5 COMMENCEMENT DATE means the date of this Agreement.

     1.6 DATE OF FIRST  DELIVERY means the date when Ethanol  Producer  notifies
Lansing that Ethanol being  merchandised  under this  Agreement is available for delivery to Lansing from the Project.

     1.7 DELIVERY POINT means the point at which title and risk of loss or damage passes to Lansing on Ethanol  Producer's Sale  Contracts.  This means the point of

loading of Ethanol into  trucks,  railcars or barges at the Facility or some other point specified in a Sales Contract.

     1.8 DIRECTOR OF ETHANOL  SERVICES is the individual named by Lansing as the primary contact and representative of Lansing with regard to this Agreement.

     1.9 ETHANOL  means the clear  odorless  liquid  produced for use as a motor fuel additive made from  fermented  corn being  approximately  200 proof alcohol produced by Ethanol Producer at the Facility.

     1.10 EVENT OF DEFAULT is an event of default as defined in Article 9.

     1.11  FACILITY  means the  facility  at which  Ethanol  Producer's  Ethanol production will occur which is to be merchandised by this Agreement.

     1.12  FINANCIAL  CLOSING  means  the  date  at  which  final  documents  of commitment from the Project Lender are executed

     1.13 FORCE MAJEURE has the meaning set forth in Section 10.1.

     1.14  GALLON  means  one  U.S.  liquid  gallon  of  Ethanol  at 60  degrees
Fahrenheit.

     1.15 INITIAL TERM has the meaning set forth in Section 4.1.

     1.16 LANSING is Lansing Ethanol Services, LLC.

     1.17  LANSING  SERVICES  are  those  services  to be  provided  by  Lansing specifically mentioned in this Agreement

     1.18 PRIME COMMERCIAL LENDING RATE means the rate of interest most recently published  from time to time in the Money Rate Table of The Wall Street  Journal as the prime annual rate of  interest,  or such other  successor or  alternative publication  or table as the  Parties  may  mutually  agree if this  publication ceases to exist.

     1.19  PROJECT  has  the  meaning  set  forth  in  the  second  introductory paragraph.

     1.20 PROJECT  LENDER means any entity  providing  debt,  sub-debt,  working capital or lease  financing or other forms of secured or unsecured  construction term financing for the Project.

     1.21  RISK  MANAGEMENT  COMMITTEE  or RMC  means  the  individual  or group specifically  empowered  by  Ethanol  Producer  to  evaluate  pricing  and  risk management factors, make decisions,  and direct the merchandising  activities of
Lansing.

     1.22 RISK MANAGER has the meaning set forth in Section 5.3.

     1.23 SALES CONTRACT(S) has the meaning set forth in Section 3.1(a).

     1.24  TRANSPORTATION  COSTS  means  costs  charged  by a  third  party  for transportation from Delivery Point to Lansing's point of delivery to customer or incurred in connection with  maintaining a designated rail car fleet and barges, and includes  any  equipment,  equipment  inspections,  added  charges for fuel, insurance, labor or other costs associated with rail or barge transportation.

     1.25  WEIGHING  DEVICE is the scale  approved and certified by the State of
Iowa  Department of  Agriculture or other  approved  regulatory  body for use in commerce for Ethanol delivered by Ethanol Producer to Lansing.

     1.26 Certain Interpretive Matters. In construing this Agreement,  it is the intent of the Parties that:

          (a) no  consideration  may be given to the  captions of the  articles, sections or  subsections,  all of which are  inserted  for  convenience  in locating  the  provisions  of  this  Agreement  and  not  as an  aid in its construction;

          (b) no consideration  may be given to the fact or presumption that one party had a greater or lesser hand in drafting this Agreement;

          (c)  examples  are  not to be  construed  to  limit,  expressly  or by implication, the matter they illustrate;

          (d) the word "includes" and its derivatives  means  "includes,  but is not limited to," and corresponding derivative expressions;

          (e) a defined term has its defined  meaning  throughout this Agreement and each exhibit and schedule to this  Agreement,  regardless of whether it appears before or after the place where it is defined;

          (f) the  meanings  of the  defined  terms are  applicable  to both the singular and plural forms thereof;

          (g) all  references  to prices,  values or monetary  amounts  refer to
     United States dollars;

          (h)  all  references  to  articles,  sections,  paragraphs,   clauses,
     exhibits or schedules refer to articles,  sections,  paragraphs and clauses of this Agreement, and to exhibits or schedules attached to this Agreement, unless expressly provided otherwise;

          (i) each  exhibit  and  schedule to this  Agreement  is a part of this
     Agreement and references to the term "Agreement" are deemed to include each such exhibit and schedule to this  Agreement  except to the extent that the context indicates otherwise,  but if there is any conflict or inconsistency between the main body of this  Agreement  and any exhibit or schedule,  the provisions of the main body of this Agreement will prevail;

          (j) the words "this Agreement,"  "herein," "hereby,"  "hereunder," and words of similar  import refer to this  Agreement as a whole and not to any particular  article,  section or other  subdivision,  unless  expressly  so limited;

          (k) the word "or" is disjunctive but not necessarily exclusive; and

          (l) all  references  to agreements or laws are deemed to refer to such agreements or laws as amended or as in effect at the applicable time.

                                   ARTICLE 2
                 DESCRIPTION OF PROJECT; DATE OF FIRST DELIVERY

     2.1  Description of Project.  Ethanol  Producer,  with the  cooperation and
assistance  of  Lansing  (as  set  forth  in  this  Agreement),   will  use  its
commercially  reasonable  efforts to develop and place into  operation a Ethanol facility  located  in Council  Bluffs,  Iowa  having an  installed  capacity  of approximately  110 million  gallons per year of Ethanol.  Ethanol  Producer will install and maintain Ethanol loading,  weighing,  and testing  infrastructure at the Facility sufficient to accommodate truck, railcar and barge loading capacity sufficient to allow Lansing to perform Lansing Services.

     2.2 Date of First Delivery Notice.

                  (a) Ethanol  Producer  will  provide to Lansing,  at least 180
         days  prior  to  the  projected  Date  of  First  Delivery,   its  best
         non-binding  estimate of the range of potential dates for Date of First
         Delivery covering a 45 day period. Ninety days prior to the anticipated
         Date of First  Delivery,  Ethanol  Producer will provide Lansing with a best  non-binding  estimate  of a  projected  Date  of  First  Delivery covering a range of 30 days.  Forty-five  days  prior to the  projected
         Date of First  Delivery,  Ethanol  Producer will provide Lansing with a best estimate of a projected Date of First Delivery covering a range of seven days.  Ethanol  Producer will not incur any liability (other than for costs in  anticipation  of the Date of First  Delivery  incurred by
         Lansing and approved by Ethanol  Producer)  for any failure of the Date of First  Delivery to occur on the projected  date thereof as estimated by Ethanol  Producer in good faith.  Thirty days prior to the projected
         Date of First  Delivery,  Ethanol  Producer will provide Lansing with a final Date of First Delivery.  Ethanol Producer will be responsible for any  failure of the Date of First  Delivery to occur on such final Date of First Delivery.

                  (b) Additionally, together with each notification described in
         Section  2.2(a),  Ethanol  Producer  will provide a best  (non-binding)
         estimate  of  production  on a daily  basis  for the six  month  period following the Date of First Delivery. After the Date of First Delivery,
         Ethanol  Producer will monthly provide to Lansing,  by the 20th of each month, a non-binding estimate of daily production for the following six month period  beginning with the first month  following the date of the last  estimate.  Ethanol  Producer will promptly  notify Lansing of any adjustments to the production schedule that is then in effect.

                                   ARTICLE 3
                   PURCHASE AND SALE OF ETHANOL: MERCHANDISING

         3.1     Purchase, Delivery and Merchandising Obligations.

               (a) Ethanol Producer will sell and Lansing will purchase the Base
          Annual Quantity of Ethanol  production at the Facility.  In connection with such sales of Ethanol  from  Ethanol  Producer  to  Lansing,  the
          Parties will  negotiate  and enter into sale  contracts for Ethanol on terms  agreeable to both of the Parties,  to be  substantially  in the
          form  set   forth  in  Item  1  and  Item  2  of   Exhibit  A  ("Sales
          Contract(s)").  The terms on each Sale Contract will supersede, to the extent  inconsistent  with,  the terms  set  forth in this  Agreement.
          During any period with respect to which an Event of Default by Lansing exists under this Agreement,  Ethanol Producer shall have the right to sell and deliver Ethanol to third parties; provided,  however, Ethanol
          Producer  will be  obligated  to either (a)  deliver on all open Sales
          Contracts that Lansing has entered into with Ethanol Producer prior to the date on which an Event of  Default is  established,  or (b) cancel all such open Sales  Contracts and pay Lansing (or credit to Lansing's account) an amount equal to the market  price for all Ethanol  covered under such Sales Contracts in accordance with Section 9.5

               (b) Lansing will provide Ethanol Producer with delivery schedules based on Sales  Contracts.  Ethanol Producer will handle and supervise the loading and dispatch of Ethanol,  prepare and distribute  delivery documentation  and generally be responsible for all matters  ancillary to such matters.

               (c) If Ethanol  Producer intends to increase the production level of the Facility  through  expansion of the Facility,  Ethanol Producer must give Lansing no less than six months' prior written notice of its intention to increase production levels in excess of the existing Base
          Annual  Quantity  by reason of such  expansion.  Lansing  will have an option,  exercisable within one month after the date of receipt of the notice of such intended increase of Base Annual Quantity,  to contract for the purchase of the  incremental  production on the same terms and conditions as this Agreement.

         3.2     Risk Management Committee; Merchandising Plan.

                  (a) Ethanol  Producer  will form a Risk  Management  Committee having the duties described in Section 5.3.

                  (b) No later  than 60 days prior to the  commencement  of each calendar year,  Lansing will submit to the RMC a merchandising plan for such calendar  year. The  merchandising  plan will include at least the following:

                    i. A preliminary schedule of quantities of Ethanol purchased by Lansing and the  geographical  allocation of Lansing's sale of such Ethanol;

                    ii. Projected Ethanol prices, FOB the Facility; and

                    iii.  Projected  costs for Ethanol  transportation  from the
               Facility to each market area.

                  (c) Working  within the  framework  of the RMC and notably the pricing  determination  provided by Ethanol  Producer as  described  in
         Section   3.5(a),   Lansing   retains  sole   responsibility   for  the
         merchandising of the Plant's production of Ethanol. Lansing will follow the merchandising  plan, as in effect from time to time, subject to any specific exceptions approved by the RMC.

         3.3  Quantity.  The  quantity of Ethanol  delivered to Lansing from the
Facility will be  established by outbound meter tickets or pursuant to certified scales  expressed  in  net  temperature-corrected  Gallons  in  accordance  with standards commonly used within the industry in the United States of America. The meter or scale tickets will be obtained from meters or scales that are certified as of the time of loading and that comply with all  applicable  laws,  rules and regulations.  The outbound meter and scale tickets will be  determinative in the absence of fraud or manifest error of the quantity of Ethanol at issue.

         3.4     Quality; Samples.

                  (a) Ethanol  Producer  represents and warrants to Lansing that all Ethanol  delivered by Ethanol Producer to Lansing hereunder will be merchantable and will meet the specifications  described in ASTM D 4806
         (or such other standard or set of specifications as is commonly used in the  industry  and agreed to by the  parties in writing) at the time of delivery of such  Ethanol by Ethanol  Producer  to  Lansing.  Except as otherwise provided herein, no other warranties, express or implied, are made by Ethanol  Producer under this  Agreement.  Should any government entity require a change in the specifications described in ASTM D 4806, such new specifications  will be automatically  incorporated  herein as the standard set forth in the first sentence of this Section 3.4(a).

                  (b)  Ethanol  Producer  warrants  that the  quality of Ethanol delivered  into the  transportation  vehicles  will,  at the time it is delivered by Ethanol Producer,  meets the  specifications  described in the first sentence of Section  3.4(a)  (subject to the last sentence of
         Section 3.4(a));  provided,  however,  that the parties may set forth a different  time in a Sales  Contract  at  which  the  Ethanol  is to be conforming (e.g., at the time of delivery to the end  destination).  If
         Ethanol does not meet the standards set forth in the previous  sentence at the  appropriate  time and quality claims arise as a result thereof, such  quality  claims will be  administered  by Lansing  upon notice to
         Ethanol  Producer.  Ethanol  Producer  will only be liable  for  claims settlements  of which it has  approved in writing.  Such claims will be solely  for  Ethanol  Producer's  account,  and  Lansing  will  not  be responsible in any manner whatsoever for such claims.

                  (c)  Ethanol  Producer  agrees  to  maintain  original  sealed numbered  samples of all Ethanol  after  delivery  into  transportation vehicles  before it leaves

the Delivery Point.  Ethanol  Producer will label these samples to indicate date of shipment and the truck,  railcar or barge  number will be  included.  Ethanol
Producer will retain these samples for 30 days and will send such samples as may be requested to Lansing immediately upon Lansing's request.

                  (d) Ethanol  Producer will deliver  Ethanol samples to Lansing at the Facility in advance of the actual physical  shipment,  as may be needed for testing purposes.

         3.5     Price.

                  (a) For each sale of Ethanol to Lansing,  the RMC reserves all authority for finally  determining  Ethanol  pricing and payment terms, and shall  direct  Lansing with regard to  executing  pricing,  payment terms and amendment  decisions for Sales  Contracts.  Lansing agrees to use  commercially  reasonable  best  efforts  to obtain  the best price available for Ethanol  Producer  under  prevailing  market  conditions.
         Ethanol Producer agrees to assume all risk and financial responsibility of any market price  fluctuations  for Ethanol which occur from time to time and which may impact the  pricing  of  Ethanol  sales.  Each Sales
         Contract will fix the price and payment terms for Lansing's purchase of
         Ethanol covered by such Sales Contract.  There will be no deductions or charges against the fixed price unless specifically provided for in the
         Sales Contract.

                   (b) Ethanol  Producer  will pay or cause to be paid all valid levies,  assessments,  duties,  rates and taxes  (together  "Taxes") on
         Ethanol delivered to Lansing hereunder. Where any Taxes are included in the price payable by Lansing,  Lansing's  purchase price hereunder will be reduced by the amount of such Taxes.

                  (c) If, at any time,  Ethanol Producer  identifies or receives offers  from  potential  purchasers  of  Ethanol of  acceptable  credit quality at more  favorable  pricing  and terms than  available  through
         Lansing  for the same  grade,  quality,  quantity,  payment  terms  and delivery period, Ethanol Producer may * to (i) *, or (ii) *, the choice of which shall be at Lansing's  sole  discretion.  If Ethanol  Producer makes such direction to Lansing,  Lansing shall promptly * as described
         in  the  preceding  sentence,   provided  that  with  respect  to  such
         contracts,  Ethanol  Producer shall  indemnify  Lansing from any losses
         (including  attorneys' fees and collection  costs) resulting from the *
         by Ethanol Producer.

                  (d)  Lansing  will make  commercially  reasonable  efforts  to identify all  opportunities  to * Ethanol  produced by Ethanol Producer and to * opportunities with Ethanol Producer.

*OMITTED  PURSUANT TO A REQUEST FOR CONFIDENTIAL  TREATMENT WHICH HAS BEEN FILED
SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

         3.6     Transportation.

                  (a) Lansing will  diligently  pursue,  secure and maintain all necessary  agreements to transport the Ethanol from the Delivery Point.
         Lansing   will  be   solely   responsible   for  the   arrangement   of
         transportation.  Lansing will use  commercially  reasonable  efforts to
         obtain  the  best   commercially   reasonable   prices  in  respect  of
         transportation  such that  Ethanol  Producer  achieves  the highest net price possible after payment for any applicable  Transportation  Costs.
         Unless specifically provided for in the Sales Contracts, Transportation
         Costs  are not a  deduction  from the  price  stipulated  in the  Sales
         Contract but are the responsibility of Lansing.

                  (b) If the Ethanol is being  transported  by railcar or barge, the cost of rail or barge transportation will include all costs of tank car or barge  leasing,  repair,  cleaning,  storage,  freight,  product inspection/analysis,  demurrage,  detention,  fuel surcharges,  if any, excess  empty  mileage  charges,  fuel  surcharges,  if  any,  and  all ancillary or related charges, if any. Unless specifically  provided for in the Sales  Contracts,  such costs are not a deduction from the price stipulated in the Sales Contract but are the responsibility of Lansing.

                  (c) If  requested  by Ethanol  Producer,  Lansing  will assist
         Ethanol  Producer in negotiating  the *  arrangements  for * to be * by
         Ethanol  Producer at Ethanol  Producer's  direction.  Lansing will also provide management services needed to keep the * in operation.  Any out of pocket costs experienced by Lansing, such as, but not limited to, *, are the  responsibility of the Ethanol Producer for any * that are * by the Ethanol Producer.

*OMITTED  PURSUANT TO A REQUEST FOR CONFIDENTIAL  TREATMENT WHICH HAS BEEN FILED
SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

       3.7     Storage.

                  (a) Ethanol  Producer will at all times provide storage at the
         Facility for Ethanol, in an amount not less than 2.8 million Gallons at any one time, at no cost to Lansing.

                  (b) The parties may determine  that it is in the best interest of Ethanol  Producer to maintain  outside  storage  (i.e.,  outside the
         Facility),  and in such case,  Lansing will arrange for and manage such outside storage as well as the cost of  transportation  to, load in and load out,  shrink,  cost of money and cost of maintaining  such outside storage.  All such  arrangements  and  costs  are  subject  to  Ethanol
         Producer's  advance written  approval.  Approved  outside storage costs will be deducted  from the Ethanol  sales price on Ethanol sales out of such storage.

       3.8 Purchase  Price.  Lansing  will pay, or cause to be paid,  to Ethanol
Producer,  the  purchase  price for each Gallon of Ethanol  delivered to Lansing hereunder by direct

wire  transfer or  electronic  transfer to Ethanol  Producer's  designated  bank account. Payment terms will be negotiated as part of each Sales Contract. At the time of each  payment,  Lansing  will  forward a statement  to Ethanol  Producer setting forth in  reasonable  detail the quantity of Ethanol sold and prices and
Transportation Costs, Fees and other deductions therefrom.  If the above payment terms  become  unfair in that  either  Party will suffer  hardship  thereby as a result of  unforeseen  circumstances  over which such party will have no control and that occur  after the date of this  Agreement  (other than those that can be imputed to the parties  themselves  or to companies of their  respective  group)
then the Party so affected will provide  evidence thereof to the other Party and will ask for and *.

*OMITTED  PURSUANT TO A REQUEST FOR CONFIDENTIAL  TREATMENT WHICH HAS BEEN FILED
SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

       3.9  Interest.  If either  Party  fails to pay all or any  portion of the amount owing by it when due,  such unpaid amount will bear interest at an annual rate  equal  to 100  basis  points  above  the  Prime  Commercial  Lending  Rate calculated daily from the date such amount is due hereunder until the date it is actually  paid.  Upon  failure  of a Party to pay the unpaid  amount,  including interest  thereon within ten days after the due date, the Party to whom sums are due may upon giving seven days' notice, suspend in whole or in part its delivery or acceptance of Ethanol (as the case may be) hereunder  until such  outstanding amount has been paid in full.

       3.10 Audit. Any payment made pursuant to this Agreement will not preclude a Party from subsequently  auditing the accounts of the other Party as permitted in this Agreement.

       3.11 Billing/Payment Example. Attached as Exhibit A is an example of Sale
Contract  terms,  billing,   transportation  and  payment  timing  and  details,
including  deductions,  charges, the Merchandising Fee and all data contemplated by Section 7.2, as well as the form of the Statement of Ethanol Sales.

       3.12 * To the extent  required by the Project  Lender in order to provide commercially  reasonable  advance rates against Ethanol  Producer's  receivables from Lansing, or as otherwise requested by Ethanol Producer, Lansing agrees to *
mutually  agreed upon by the parties,  but in no event greater than * acceptable to Ethanol  Producer and the Project Lender (if  applicable).  Ethanol  Producer will reimburse Lansing for Lansing's actual cost for such *.

*OMITTED  PURSUANT TO A REQUEST FOR CONFIDENTIAL  TREATMENT WHICH HAS BEEN FILED
SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                    ARTICLE 4
                                      TERM

         4.1  Term.  The  initial  term of  this  Agreement  will  be  from  the
Commencement  Date through  December 31, 2010 (the "Initial  Term") during which
Ethanol  shipments  will occur.  This  Agreement  will  automatically  renew for additional  periods of one year after the last day of the Initial Term (each,  a
"Renewal Term"),  and after each Renewal Term, unless either Party sends written notice to the other Party no later than 90 calendar days prior to the end of the
Initial Term or Renewal  Term, as the case may be,  indicating  its intention to terminate this Agreement.

         4.2  Right to  Terminate.  Beginning  with the Date of First  Delivery,
Ethanol  Producer has the right to  terminate  this  Agreement,  for any reason, after giving 180 days written  notice to Lansing.  Each Party also has rights to terminate this  Agreement upon certain Events of Default as described  elsewhere in this Agreement.

         4.3 Effect of Termination. If this Agreement is terminated,  regardless of the reason or which Party  terminates this Agreement,  Ethanol Producer will, at its option,  either (a) deliver on all open Sales  Contracts that Lansing has entered into with Ethanol Producer prior to the date on which the Party receives the  notification  of termination  from the other Party,  or (b) cancel all such open  Sales  Contracts  and pay  Lansing  (or  credit to  Lansing's  account  or otherwise offset against amounts owed by Lansing to Ethanol  Producer) an amount equal to the market price for all Ethanol  covered under such Sales Contracts in accordance with Section 9.5.

                                   ARTICLE 5
                OBLIGATIONS OF AND COOPERATION AMONG THE PARTIES

         5.1  Licensing.  Lansing and Ethanol  Producer  will each  determine if their respective  businesses require any specific licensing in the State of Iowa for the handling and  merchandising  of Ethanol.  If such licensing is required, each Party  requiring  such license will obtain and maintain such license during the  term of  this  Agreement.  Lansing  and  Ethanol  Producer  will  cooperate regarding obtaining permits, licenses and approvals related to the merchandising of Ethanol within the State of Iowa.

         5.2 Lender.  Ethanol  Producer  will inform  Lansing of the name of the
Project Lender within 30 calendar days after the Financial Closing.

         5.3 Risk  Management.  Ethanol  Producer  will  nominate  and empower a manager  (the "Risk  Manager")  who will be  responsible  for  implementing  the policies,  procedures and  strategies  developed and approved by the RMC and who will be  responsible  for  day-to-day  interaction  with  Lansing.  Lansing will nominate a staff member as Director of Ethanol  Services to take  direction  and cooperate  fully with the Project's Risk Manager and the RMC. Within 30 calendar days after the  Commencement  Date,  Ethanol Producer will establish the RMC and
Lansing and the RMC will meet to develop a risk management  strategy  related to
Ethanol sales.

                                       10

        5.4 Access. Lansing and Ethanol Producer will have reasonable access to the books and records of the other to the extent that such access may reasonably be required by Lansing or Ethanol  Producer in connection with matters  relating to or affected by  contracting  activity  between the Parties  described in this
Agreement. The Parties will afford such access, as the case may be, upon receipt of reasonable  advance notice and during normal business hours.  Notwithstanding the  foregoing,  nothing in this  Section  5.4 will  entitle  Lansing or Ethanol
Producer  to access to the other  party's  confidential  business  or  financial information.

         5.5 Quantity  Adjustment.  Ethanol Producer may adjust the Base Monthly
Quantity  pursuant  to Section  2.2(b).  Lansing  will  cooperate  with  Ethanol
Producer to adjust  Ethanol  shipments at the Facility on a day-to-day  basis as well.  Should market or  operational  circumstances  cause  Ethanol  Producer to adjust the Base  Monthly  Quantity,  Lansing  will use  commercially  reasonable efforts to work with Ethanol Producer to ensure the proper Ethanol shipments are made from the Facility.

         5.6      *

                  (a)  During  the term of this  Agreement,  Lansing  will  not,
         directly  or  indirectly,   without  the  written  consent  of  Ethanol
         Producer,  enter  into any formal  services  agreement  or  arrangement relating to ethanol merchandising  activities similar to those provided under this Agreement with any ethanol producer that is located *.

                  (b)  If a  final  judicial  determination  is  made  that  any provision of this Section 5.6 is an  unenforceable,  invalid or illegal restriction against Lansing,  then such provision will be rendered void
         only  in  the   jurisdiction  and  only  in  the  manner  the  judicial
         determination finds such provision  unenforceable,  invalid or illegal.
         The  enforceability,  validity,  and legality of the  remainder of this
         Agreement  will  not be  affected  by any such  determination.  Section
         5.6(a) may be modified  and  reconstituted  by a court as  necessary to render it enforceable, valid or legal.

*OMITTED  PURSUANT TO A REQUEST FOR CONFIDENTIAL  TREATMENT WHICH HAS BEEN FILED
SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                   ARTICLE 6
                          TITLE, TAXES AND RISK OF LOSS

         Lansing will be deemed to be in exclusive  control of, and  responsible for any damage or injury caused by, the Ethanol  delivered to it by the Facility after  delivery has occurred at the Delivery  Point.  Ethanol  Producer  will be deemed to be in exclusive  control of, and  responsible for any damage or injury caused by, the Ethanol  prior to delivery at the  Delivery  Point.  Title to and risk of loss of the Ethanol  from  Ethanol  Producer to Lansing  will occur upon loading the Ethanol into trucks, railcars or barges at

                                       11

the Delivery Point. Title to Ethanol  transferred by Ethanol Producer to Lansing at the Delivery Point will be good and marketable  title,  free and clear of any liens and encumbrances arising from Ethanol Producer.

                                    ARTICLE 7
                                    BILLINGS

         7.1  Monthly  Ethanol  Merchandising  Fee.  Ethanol  Producer  will pay
Lansing a per Gallon fee of * of * for each delivered  Ethanol Gallon  purchased by Lansing from  Ethanol  Producer.  All fees under this Section  7.1(a) will be invoiced  by Lansing to Ethanol  Producer  on a monthly  basis,  with net due to
Lansing within 15 days of invoice date.

*OMITTED  PURSUANT TO A REQUEST FOR CONFIDENTIAL  TREATMENT WHICH HAS BEEN FILED
SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

         7.2  Statement  of Ethanol  Sales.  Lansing  will prepare and deliver a
Statement of Ethanol Sales (the "Statement") to Ethanol Producer showing Ethanol shipped from the Facility under each Sale Contract.  The Statement will show the gross quantity of Ethanol loaded at Delivery Point, the net settlement  Gallons, the price for such  Ethanol,  Ethanol  quality  factors by  delivering  vehicle, quality differentials as agreed between the Parties, and the total amount due to
Ethanol  Producer  from Lansing for such  Ethanol.  The  Statement may be either electronic or hard copy form.

         7.3 Billing  Disputes.  With  written  notification,  either  Party may dispute the  Statement in good faith.  Either  Ethanol  Producer or Lansing will provide written or electronic  notification of the amount and  circumstances  of the dispute  within three  Business  Days  following  the day such party becomes aware  of  the  disputed  issue.  Such  notification  will  include  a  detailed explanation  of the nature of the dispute and the  calculation  of the  escrowed amount.

                                   ARTICLE 8
                               INFORMATION RIGHTS

         During  the  Initial  Term and any  subsequent  Renewal  Term,  Ethanol
Producer  will furnish  Lansing with annual  balance  sheets and profit and loss statements  accompanied by the audit report of an independent  certified  public accountant within 90 calendar days of its fiscal year end. Ethanol Producer will further  furnish  Lansing  with all  other  financial  information  and  reports reasonably requested by Lansing,  including quarterly or other interim unaudited balance sheets and profit and loss statements within a reasonable period of such request.  By providing such  information  Ethanol  Producer  represents that all information  furnished and to be furnished is, to the best of Ethanol Producer's knowledge, accurate, and that all financial statements that it has furnished and
hereafter  may  furnish,   including  operation  statements  and  statements  of
condition,  are and will be  prepared  in  accordance  with  generally  accepted accounting  principles  consistently

                                       12

applied and reasonably reflect,  and will reflect, as of their respective dates, results of the operations and, to the best of Ethanol Producer's knowledge,  the true financial condition of Ethanol Producer.

         During the Initial Term and any subsequent  Renewal Term,  Lansing will furnish  Ethanol  Producer  with  annual  balance  sheets  and  profit  and loss statements  accompanied by the audit report of an independent  certified  public accountant  within 90 calendar days of its fiscal year end. Lansing will further furnish  Ethanol  Producer  with all other  financial  information  and  reports reasonably  requested  by Ethanol  Producer  or the  Project  Lender,  including quarterly  or  other  interim  unaudited  balance  sheets  and  profit  and loss statements  within a  reasonable  period  of such  request.  By  providing  such information  Lansing  represents  that  all  information  furnished  and  to  be furnished  is,  to the  best of  Lansing's  knowledge,  accurate,  and  that all financial statements that it has furnished and hereafter may furnish,  including operation  statements and  statements of condition,  are and will be prepared in accordance with generally accepted accounting  principles  consistently  applied and reasonably reflect,  and will reflect, as of their respective dates, results of the operations  and, to the best of Lansing's  knowledge,  the true financial condition of Lansing.

                                   ARTICLE 9
                             DEFAULT AND TERMINATION

         9.1 Notice of Default.  If Ethanol  Producer commits or omits an act or occurrence  that upon notice or the passage of time  without  cure may become an
Event of Default under this Agreement,  then Lansing will give Ethanol  Producer written notice  describing  such default within five days of having become aware of such default.  If Lansing  commits or omits an act or occurrence,  which upon notice or the passage of time without cure may become an Event of Default  under
this  Agreement,   then  Ethanol  Producer  will  give  Lansing  written  notice describing  such  default,  within  five  days of  having  become  aware of such default.  Each  party  agrees  to give the other  prompt  notice of any Event of
Default of such party under this Agreement.

         9.2  Events  of  Default  of  Lansing.  Unless  the  following  acts or occurrences  are  cured  within  30 days  (five  days in the case of  nonpayment pursuant  to a Sales  Contract  under  subsection  (i) below)  after the date of written  notice from Ethanol  Producer as provided for in Section 9.1, such acts or occurrences will constitute  Events of Default of Lansing,  provided that, if any such act or  occurrence  cannot be cured  within 30 days of such notice with exercise of due diligence,  in accordance with prudent  operating  practices for companies in this industry, and if Lansing within such period submits to Ethanol
Producer a plan  reasonably  designed to correct the default within a reasonable additional  period of time,  then an Event of Default  will not exist unless and until Lansing fails to pursue diligently such cure or fails to cure such default within the additional period of time specified by the plan or 90 days, whichever occurs  first,  and  provided  further  that the cure  rights  specified  in the foregoing clause do not apply to subsections (b), (c) or (d) below:

                                       13

                  (a) Except for failures  provided for in the other subsections of this Section 9.2,  Lansing's  failure to perform or otherwise comply with its  material  obligations  under  this  Agreement,  except to the extent  Lansing  is excused  pursuant  to any other  provision  of this
         Agreement;

                  (b) Lansing's dissolution or liquidation;

                  (c)  Lansing's  assignment  of  this  Agreement  or any of its rights under this Agreement for the benefit of creditors, provided that the foregoing will not be grounds for an Event of Default if,  pursuant to applicable law and with any required court approval,  this Agreement is assumed by a trustee,  assignee or receiver,  who promptly  provides adequate  assurance  and evidence  reasonably  satisfactory  to Ethanol
         Producer of the capacity to continue  Lansing's  obligations under this
         Agreement;

                  (d) Lansing's filing of a petition for, or other commencement, authorization  or acquiescence in the  commencement of, a proceeding or case  under  any  bankruptcy  or  similar  law  for the  protection  of creditors.

                  (e) The filing of a case in bankruptcy or any proceeding under any other  insolvency law against Lansing as debtor,  which case is not vacated within 90 calendar days of filing, provided,  however, that the foregoing  will not be grounds for default if,  pursuant to  applicable law and with any required court approval,  this Agreement is assumed by an assignee  who  promptly  provides  adequate  assurance  and evidence reasonably  satisfactory to Ethanol Producer of the capacity to perform
         Lansing's obligations under this Agreement.

                  (f) Lansing's  assignment of this  Agreement  without  Ethanol
         Producer's consent to the extent required by this Agreement.

                  (g) Any  representation  made by Lansing  under  Article 11 is false in any material respect.

                  (h) Failure to perform under any other  agreement  between the
         Parties which constitutes an event of default thereunder.

                  (i) Failure to pay Ethanol  Producer  for Ethanol  pursuant to any Sales Contract.

         9.3 Events of Default of Ethanol Producer. Unless the following acts or occurrences are cured within 30 days (5 days in the case of nonpayment  pursuant to a Sales Contract under subsection (a) below) after the date of written notice from  Lansing as provided  for in Section  9.1,  such acts or  occurrences  will constitute Events of Default of Ethanol Producer; provided that, if any such act or occurrence cannot be cured within 30 days with exercise of due diligence,  in accordance with prudent operating practices for companies in this industry,  and if Ethanol  Producer  within  such period  submits to Lansing a plan  reasonably designed to correct the default within a reasonable  additional  period of time, then an Event of Default will not exist unless and until Ethanol  Producer

                                       14

fails to pursue  diligently  such cure or fails to cure such default  within the additional  period of time  specified by the plan or 90 days,  whichever  occurs first,  and  provided  further that the cure rights  specified in the  foregoing clause do not apply to subsections (a) or (b) below:

                  (a)  Ethanol  Producer's  failure  to make any  payment of any undisputed portion of any invoice or any other statement of amounts due hereunder  sent by Lansing  within  five  calendar  days after  receipt thereof.

                  (b) Ethanol Producer's general assignment of this Agreement or any of its rights hereunder for the benefit of its creditors,  provided that,  the  foregoing  will not be grounds for default if,  pursuant to applicable law and with any required court approval,  this Agreement is assumed by a creditworthy trustee, assignee or receiver.

                  (c) Ethanol  Producer's  entry into  bankruptcy  or insolvency proceedings under any bankruptcy or insolvency law as debtor;  provided that the  foregoing  will not be grounds for  default  if,  pursuant to applicable law and with any required court approval,  this Agreement is assumed by a creditworthy assignee, receiver or trustee.

                  (d) Ethanol Producer's  assignment of this Agreement or any of its  rights  under the  Agreement  without  obtaining  Lansing's  prior written  consent,  not to be unreasonably  withheld or delayed,  to the extent  required under this Agreement;  provided in no event,  however, will any re-sale or other transfer by Ethanol Producer of any or all of the Ethanol be deemed a breach or failure of this provision.

                  (e) Any  material  representation  made by Ethanol  Producer under Article 11 is false in any material respect.

                  (f) Except for failures  provided for in the other subsections of this  Section  9.3,  Ethanol  Producer's  failure to comply with any material  obligation of Ethanol  Producer  under this  Agreement or any other agreement between the Parties.

         9.4 Termination. If, in the absence of a timely cure in accordance with
Section 9.2, Section 9.3, or any other provision of this Agreement,  an Event of
Default arises hereunder,  the non-defaulting  Party may, upon written notice to the other  Party,  terminate  this  Agreement.  Lansing may not  terminate  this
Agreement  except as provided for upon the  occurrence of an Event of Default as described above or as otherwise may be explicitly provided in this Agreement. In addition,  this Agreement may be terminated if both Parties mutually agree to do
so.

         9.5  Calculation of Damages.  Each Party will be entitled to all direct damages and other rights and remedies  available at law or in equity,  except as may be specifically  provided or provided otherwise in this Agreement,  upon the default or other  failure to perform of the other  Party.  Without  limiting the generality  of any of the  foregoing

                                       15

provisions  of this  Article 9, the  Parties  will be  entitled  to receive  the specific monetary damages set forth in this Section 9.5.

                  (a) If  Lansing  fails  to pay for  Ethanol  delivered  to the
         Delivery Point,  Lansing will pay to Ethanol  Producer,  in addition to any other direct  damages  incurred by Ethanol  Producer as a result of such failure, the positive difference,  if any, between (i) the amounts that Lansing  would have paid Ethanol  Producer had Lansing  performed, and (ii) the  amounts  (if any)  that  Ethanol  Producer,  acting  in a commercially  reasonable manner,  actually receives for the sale of the same Ethanol  equivalent at or in reasonable  proximity to the Delivery
         Point (net of any extra  transportation,  transactional  or other costs reasonably  incurred and that can be documented by Ethanol  Producer to sell such Ethanol from the Delivery  Point in connection  with any such sale), or at Ethanol  Producer's option, the applicable market price if a sale of the same or equivalent Ethanol at or in reasonable  proximity to the Delivery  Point had taken place.  Lansing  assumes all financial risk  involved in the payment for  Ethanol  merchandised  through  this
         Agreement, including any collection risks from buyers of Ethanol.

                  (b) If Ethanol  Producer fails to sell and deliver the Ethanol production of the Facility as this  Agreement  specifies to Lansing by:
         (i) selling the Ethanol instead to any third party,  unless entitled to do so under the terms of this  Agreement,  or (ii)  abandoning its firm obligation to supply Ethanol to the Delivery  Point in accordance  with this Agreement, or (iii) otherwise breaching or failing to perform this
         Agreement,  Ethanol  Producer  will pay to Lansing,  in addition to any other direct  damages  incurred by Lansing as a result of such failure, the positive  difference,  if any,  between (i) amounts  that  Lansing, acting in a commercially  reasonable  manner,  pays for the purchase of the same or  equivalent  Ethanol at or in  reasonable  proximity to the
         Delivery Point (inclusive of any extra transportation, transactional or other costs reasonably incurred by Lansing, in connection with any such purchase),  or, at Lansing's  option,  the applicable market price if a purchase  of  the  same  or  equivalent  Ethanol  at or  in  reasonable proximity to the Delivery  Point had taken place,  and (ii) the amounts
         Lansing  would have paid  Ethanol  Producer  for the Ethanol if Ethanol
         Producer had performed.  Lansing may not suspend its performance  under this Agreement  during the occurrence of any arbitration  under Article
         17.

                  (c) If the Project is shut down because of an Event of Default by Lansing, Ethanol Producer shall be entitled to all direct damages as a result of such shut down.  In no event shall  Lansing be  responsible for  such  damages  if its  Event  of  Default  is due  to  failure  by railroads,  trucking  companies or other  transportation  facilities to comply with their  contractual  obligations,  or the  occurrence of any
         Force Majeure.

         9.6  Lenders'   Rights.   Lansing  will  deliver  to  Project   Lender,
simultaneously  with  delivery  thereof to Ethanol  Producer,  notice of Ethanol
Producer's  failure or breach.  No such notice is required  with  respect to any entity  providing  funds to Ethanol  Producer  that has not been  identified  to
Lansing as a Project Lender by appropriate  prior notice to

                                       16

Lansing from Ethanol Producer.  With respect to Ethanol  Producer's  failures or breaches,  Project Lender will have the option to cure such failure or breach in the time frame  provided to Ethanol  Producer  under Section 9.3 or to cause the
Project  Lender's  designee to assume this  Agreement,  and thereafter  cure the breach  or  failure  within  the time  remaining  in the  total  cure  period as specified.  If the  Project  Lender  intends to effect a cure of any  failure or breach of Ethanol  Producer as provided  for in this  Section  9.6,  the Project
Lender must give notice of such  intention  to Lansing  within 20 calendar  days after  receipt of notice from Lansing under this Section 9.6 and upon receipt of such notice,  any right or remedy that Lansing might otherwise have with respect to Ethanol Producer's failure or breach will be suspended until all cure periods of Project  Lender have expired  without  cure. No such  suspension  will affect
Lansing's  right to a full cure of any such  failure  or breach,  including  the payment of all direct damages incurred on account thereof.

                                   ARTICLE 10
                                  FORCE MAJEURE

         10.1 Definition of Force Majeure.  The term "Force Majeure," as used in this  Agreement,  means causes or events beyond the  reasonable  control of, and without the fault or negligence of, the Party claiming Force Majeure, including:
Acts of God;  sudden  actions  of the  elements  such as floods,  hurricanes  or tornadoes;  sabotage;  terrorism;  war;  riots;  and actions by federal,  state, municipal or any other government or agency (including the adoption or change in any rule or  regulation  imposed after the date of this  Agreement,  but only if such actions or failures  act to prevent or delay  performance).  Force  Majeure does not include economic  hardship,  changes in market conditions or strikes or labor disputes (unless  generally  affecting all similar crafts or trades in the energy sector) or typical weather conditions.

       10.2 Applicability of Force Majeure. Neither Party will be responsible or liable  for any delay or  failure in its  performance  hereunder,  nor will such
Party be deemed in breach hereof, to the extent such delay, failure or breach is due to conditions or events of Force Majeure provided that:

                  (a) The  non-performing  Party  gives the other  party  prompt written  notice  describing  the  particulars  of the occurrence of the
         Force Majeure;

                  (b) The  suspension of  performance is of no greater scope and of no longer duration than necessitated by the Force Majeure;

                  (c)  The   non-performing   Party  proceeds  with   reasonable
         diligence  to remedy its  inability  to  perform  and  provides  weekly progress reports to the other Party describing actions taken to end the
         Force Majeure; and

                  (d)  When  the   non-performing   Party  is  able  to   resume
         performance of its obligations  under this  Agreement,  that Party will give the other Party written notice to that effect.

                                       17

         10.3  Limitations  on Effect of Force  Majeure.  The Party not claiming
Force Majeure may terminate this Agreement, without liability of either Party to the other, except for obligations unaffected by Force Majeure and maturing prior to  termination,  if the Force Majeure lasts for more than 60 days from the date of the Notice of Force Majeure.

         10.4 Exclusions.  Force Majeure will not include failure caused by lack of funds.  An event of Force  Majeure  will not excuse  either  Party from their payment obligations under this Agreement.

                                   ARTICLE 11
                    REPRESENTATIONS, COVENANTS AND WARRANTIES

         11.1 Ethanol  Producer's  Representations,  Warranties  and  Covenants.
Ethanol Producer  represents and warrants to Lansing,  as of the date hereof and covenants to Lansing at all times during the term of this Agreement,  as follows and acknowledges that Lansing is relying upon such  representations,  warranties and covenants in connection with the Lansing Services hereunder:

                   (a) Ethanol  Producer  is a limited  liability  company  duly organized,  validly existing and in good standing under the laws of the
         State of Iowa and has all requisite power and authority to carry on its business as presently  conducted or proposed to be  conducted.  Ethanol
         Producer is duly qualified to transact business and is in good standing in each  jurisdiction  in which the failure so to qualify  would have a material adverse effect on Ethanol Producer.

                  (b) This  Agreement  has been duly and  validly  executed  and delivered by Ethanol  Producer;  this  Agreement  constitutes  a legal, valid and  binding  obligation  of  Ethanol  Producer,  enforceable  in accordance with its terms,  except to the extent its enforceability may be limited by  bankruptcy,  insolvency,  reorganization,  moratorium or other similar laws  affecting  the rights of creditors  generally or by general principles of equity.

                  (c)  Ethanol  Producer is not in  violation  or default of any provisions of its articles of formation or operating  agreement,  or of any instrument,  judgment,  order,  writ, or decree, or under any note, indenture,  mortgage,  lease, agreement,  contract or purchase order to which it is a party or by which it is bound  or,  of any  provision  of federal or state  statute,  rule or  regulation  applicable  to Ethanol
         Producer. The execution, delivery and performance of this Agreement and the  consummation  of the  transactions  contemplated  hereby  will not result in any such violation or be in conflict with or constitute, with or without the  passage of time and giving of notice,  either a default under any such provision,  instrument, judgment, order, writ, decree or contract or an event that results in the  creation of any lien,  charge or encumbrance upon any assets of the Ethanol Producer.

                  (d)  Except to the extent  identified  in Phase I and Phase II environmental  reports with respect to Ethanol Producer's project site,
         Ethanol

                                       18

Producer  is not in  violation  of  any  applicable  law,  rule  or  regulation, including  with  respect  to  Hazardous  Materials,  that  would have a material adverse  effect  on  Ethanol  Producer.  For the  purposes  of  this  Agreement,
"Hazardous  Materials" means (i) materials that are listed or otherwise  defined as "hazardous" or "toxic" under any applicable local, state,  federal or foreign laws and  regulations  that govern the existence or remedy of  contamination  on property,  the protection of the environment from contamination,  the control of hazardous wastes, or other activities involving hazardous substances,  including building  materials or (ii) any  petroleum  products or nuclear  materials,  but excluding Ethanol and denaturant.

                  (e) Ethanol  Producer  will  obtain and  maintain in force all licenses,  consents and  approvals  required  for its  operation of the
         Facility  and  delivery  of Ethanol  under this  Agreement  and will be solely  responsible  for  and  indemnify  Lansing  against  any  costs, liabilities  or fines  arising  out of  Ethanol  Producer's  failure to comply with any applicable requirements of such licenses,  consents and approvals.

                  (f) Ethanol Producer  covenants that it will maintain accurate and complete Ethanol sales records in a prudent and businesslike manner in  accordance  with sound  commercial  practices in respect of Ethanol sales by Ethanol Producer hereunder.

                  (g) Ethanol  Producer  covenants that it will provide  Lansing with a minimum of at least ten calendar  days prior  written  notice of any anticipated production downtime or disruption to available Ethanol, provided  however that the parties  recognize  that  unplanned  outages cannot be anticipated and that Ethanol Producer will be liable only for
         Lansing's  marginal  cost to  procure  other  Ethanol as  described  in
         Section 9.5 for failure to ship Ethanol in accordance  with  forecasts.
         Any claim by Lansing under the foregoing  sentence will be supported by commercially reasonable documentation of the marginal cost.

                  (h)  Ethanol  Producer  represents  it is a  U.S.  entity  for purposes of state and federal income and excise taxes.

       11.2  Lansing   Representations,   Warranties  and   Covenants.   Lansing
represents and warrants to Ethanol Producer, as of the date hereof and covenants to Ethanol  Producer at all times during the term of this Agreement,  as follows and  acknowledges  that Ethanol  Producer is relying upon such  representations, warranties  and  covenants  in  connection  with the  merchandising  of  Ethanol hereunder.

                  (a) Lansing is a limited  liability  company  duly  organized, validly  existing and in good  standing  under the laws of the State of
         Delaware  and has all  requisite  power and  authority  to carry on its business as presently conducted or proposed to be conducted. Lansing is duly  qualified to transact  business  and is in good  standing in each jurisdiction  in which the failure so to qualify  would have a material adverse effect on Lansing.

                                       19

                  (b) This  Agreement  has been duly and  validly  executed  and delivered by Lansing;  this  Agreement  constitutes a legal,  valid and binding  obligation  of Lansing,  enforceable  in  accordance  with its terms,  except to the  extent  its  enforceability  may be  limited  by bankruptcy,  insolvency,  reorganization,  moratorium  or other similar laws  affecting  the  rights  of  creditors  generally  or  by  general principles of equity.

                  (c) Lansing is not in violation  or default of any  provisions of  its  articles  of  formation  or  operating  agreement,  or of  any instrument,  judgment,  order,  writ,  or  decree,  or under  any note, indenture,  mortgage,  lease, agreement,  contract or purchase order to which it is a party or by which it is bound  or,  of any  provision  of federal or state statute, rule or regulation applicable to Lansing. The
         execution,   delivery  and   performance   of  the  Agreement  and  the
         consummation of the  transactions  contemplated  hereby or thereby will not result in any such  violation or be in conflict with or constitute, with or without  the  passage  of time and  giving of notice,  either a default under any such provision,  instrument,  judgment,  order, writ, decree or  contract or an event  which  results in the  creation of any lien, charge or encumbrance upon any assets of Lansing.

                  (d) Lansing is not in violation of any applicable statute, law or regulation  relating to the environment or  occupational  health and safety  that  would have a  material  adverse  effect on Lansing or the performance of the Lansing Services and, to its knowledge,  no material expenditures  are or will be  required in order to comply with any such existing statute, law or regulation. No Hazardous Materials are used or have been used,  stored,  or disposed  of by Lansing  or, to  Lansing's knowledge after reasonable investigation, by any other person or entity on any property owned, leased or used by Lansing.

                  (e) Lansing  will obtain and  maintain in force all  licenses, consents and approvals  required for the provision of Lansing  Services under this Agreement and will be solely  responsible  for and indemnify
         Ethanol Producer against any costs, liabilities or fines arising out of
         Lansing's  failure to comply with any applicable  requirements  of such licenses, consents and approvals.

                  (f)  Lansing  covenants  that it will  maintain or cause to be maintained accurate and complete records, in a prudent and businesslike manner  and in  accordance  with  sound  commercial  practices,  of the information  described  in Article 3 hereof  and any other  information deemed relevant by Ethanol Producer including local and regional market prices for Ethanol;

                  (g)  Lansing is a U.S.  pass-through  entity for  purposes  of state and federal income and excise taxes.

     11.3  Waiver of  Compliance,  Consents.  Any  failure of Lansing or Ethanol
Producer  to  comply  with  any  obligation,   covenant,agreement  or  condition
contained herein may be waived in writing by Lansing or Ethanol Producer, as the case may be, but such waiver or failure to insist upon  strict  compliance  with such obligation, covenant,

                                       20

agreement or condition will not operate as a waiver of, or estoppel with respect to, any other failure.

                                   ARTICLE 12
                                 INDEMNIFICATION

         Each Party (as an  "Indemnifying  Party") agrees to defend,  indemnify, and hold the other Party (as an "Indemnified  Party")  harmless from and against any and all  liabilities,  claims,  losses  or  expenses  (including  reasonable attorney's fees and collection costs,  provided that the Indemnifying Party will be  entitled  to handle  and  control  defense  with  attorneys  engaged  by the
Indemnifying  Party or approves the attorneys  engaged by the Indemnified  Party for  purposes of defense) (a) caused by or arising  from any  allegation  by any third party  against the  Indemnified  Party that the use or  dissemination,  as contemplated  hereunder,  of any intellectual  property, or other proprietary or confidential  information,  purportedly owned by or licensed to the Indemnifying
Party infringes upon, or otherwise  damages,  the rights of such third party, or
(b) caused by or arising  from a breach or omission  of any of the  Indemnifying
Party's  obligations  under  this  Agreement,  or  (c)  from  damage  caused  by negligence or intentional  misconduct of the Indemnifying Party or its agents or employees.  Lansing's  indemnification of Ethanol Producer  hereunder  includes, without limitation,  any liabilities  resulting from defective rail cars or rail cars with  Hazardous  Materials,  other than (i) rail cars  owned,  operated  or controlled  by  Ethanol  Producer  (except  to the  extent  of  any  liabilities resulting from Lansing's  negligent acts or omissions with respect thereto),  or
(ii)  liabilities  arising  from the  negligent  acts or  omissions  of  Ethanol
Producer or its representatives.

                                   ARTICLE 13
                                    INSURANCE

                  13.1    Insurance Coverage.

                  (a) Each Party will maintain  automobile  liability  insurance with limits of not less than $1,000,000.00 CSL (Combined Single Limit).
         Such insurance will name the other Party, its parents, subsidiaries and
         Affiliates as additional insureds  thereunder,  and will be primary and non-contributory  to any other insurance available to such other Party, its parents, subsidiaries and Affiliates as insureds or otherwise.

                  (b) Each Party will maintain  commercial general liability and property  damage  insurance with limits of not less than  $1,000,000.00 per occurrence and  $2,000,000.00  aggregate.  Such insurance will name the other Party, its parents, subsidiaries and Affiliates as additional insureds there under, and will be primary and  non-contributory  to any
         other   insurance   available  to  such  other   Party,   its  parents,
         subsidiaries and Affiliates as insureds or otherwise.

                  (c) Each Party will  maintain an excess or umbrella  liability policy  with a limit of not less than  $3,000,000  per  occurrence  and
         $3,000,000  aggregate.  Such excess or umbrella  liability policy shall follow  form  with  the  primary  liability

                                       21

policies,  and contain a drop-down provision in case of impairment of underlying limits.

                  (d) Notwithstanding the provisions of Section 13.1(b) and (c), each Party's total coverage under both its commercial general liability insurance in Section 13.1(b) and excess or umbrella liability policy in
         Section 13.1(c) must have combined limits together totaling  $5,000,000 for each occurrence and $5,000,000 aggregate.

                  (e) Each Party will maintain worker's  compensation  insurance providing  statutory  benefits for injury or disease in the state(s) of operation of the Parties,  and  Employer's  Liability with limits of at least $500,000 for individual  injury or disease,  with an aggregate of
         $500,000 for disease.

         13.2 Insurance Policy Requirements. All insurance policies required by this
Agreement will (a) provide  coverage on an "occurrence"  basis; (b) provide that no cancellation, non-renewal or change will be effected without giving the other
Party  at  least  thirty  days'  prior  written  notice;  and (c) be  valid  and enforceable policies issued by insurers of recognized  responsibility,  properly licensed in the state where the Project is located,  with an A.M.  Best's Rating of A- or better  and Class  VII or  better.  Such  insurance  policies  will not contain a  cross-liability  exclusion or an exclusion  for punitive or exemplary damages  where  insurable  under law.  On or before the  Commencement  Date and, thereafter,  within five business days of renewal, certificates and endorsements of such  insurance  will be  delivered to the other Party,  as  appropriate,  as evidence of the specified insurance coverage.  From time to time, upon a Party's request, the other Party will provide the requesting Party, within five business days, a certified  duplicate  original of any policy  required to be  maintained hereunder.

         13.3  Certificates of Insurance.  Ethanol Producer will provide Lansing with  certificates of insurance as evidence of coverage.  Such certificates will include a statement  that coverage will not be cancelled by the carrier  without first providing Lansing at least 30 calendar days written notice.

         13.4 Additional Insured.  Except with respect to Worker's  Compensation insurance or any other insurance  precluding such additional  Insureds,  Lansing will be named as an additional  Insured with respect to any  third-party  bodily injury or property damage claims.  All such policies of insurance will contain a waiver of subrogation  against Lansing and its officers,  officials,  employees, agents and representatives.

         13.5  Unavailability  of Coverages.  If the insurance  policies and the coverages  as  set  forth  above  are  not  available  to  Ethanol  Producer  on commercially  reasonable  terms,  Ethanol Producer and Lansing will negotiate in good faith reductions or alternatives to such provisions.

         13.6 Survival. The rights, obligations and protections afforded by this
Article 13 will  survive  for two years  after the  termination,  expiration  or cancellation  of this  Agreement and will apply to the full extent  permitted by law.

                                       22

                                   ARTICLE 14
                          EXCLUSION OF CERTAIN DAMAGES

                  Neither   Party  shall  be  liable  to  the  other  Party  for
consequential,  incidental, punitive exemplary or indirect damages, lost profits or  revenues  (except as a part of direct  damages)  or other  indirect  damages claimed in  contract,  equity,  strict  liability  or  indemnity,  by statute or otherwise.  Nothing  contained  herein  may be  deemed  to limit  or  alter  the indemnification rights of either Party under Article 12.

                                   ARTICLE 15
                                   ASSIGNMENT

         15.1 No Assignment Generally.  Except as otherwise permitted hereunder, neither Party may assign this Agreement,  or any rights or interests  hereunder, without the prior  written  consent of the other Party.  Nothing in this Section
15.1 will apply to the  re-sale or other  transfer by Lansing to any third party of the Ethanol sold hereunder.

         15.2 Exceptions.  Notwithstanding  the foregoing  provisions of Section
15.1, no consent will be required for assignment of this Agreement:

                  (a) by  Ethanol  Producer  (i) to any  successor  owner of the
         Facility, provided that such successor owner promptly provides adequate assurance  and  evidence  reasonably  satisfactory  to  Lansing  of the capacity  of such  successor  owner  to  continue  to  perform  Ethanol
         Producer's  obligations  under this Agreement,  or (ii) as a collateral assignment of this Agreement to a Project Lender, or

                  (b) by Lansing to any affiliate of Lansing, provided that such affiliate promptly provides adequate assurance and evidence  reasonably satisfactory  to Ethanol  Producer of the capacity of such affiliate to continue to perform Lansing's obligations under this Agreement.

         15.3 Additional Exceptions. Notwithstanding the foregoing provisions of
Section  15.1,  no consent  will be  required  for any  temporary  or  permanent
assignment  by  Ethanol  Producer  for  settlement   purposes  as  necessary  to
effectuate  Ethanol  Producer's  Ethanol  deliveries,  as for  example,  through tolling agreements.

         15.4 Requirements for Assignment.  In all such events: (i) prior notice of any such  assignment  must be provided to the other Party;  (ii) any assignee must assume expressly the assignor's obligations hereunder,  provided,  however, that the Project Lender under any collateral  assignment for financing  purposes will not be  obligated  to  assume  Lansing's  obligations  except as and to the extent specifically provided in such collateral  assignment agreement;  (iii) no assignment,  whether or not  consented  to,  will  relieve  the  assignor of its obligations  hereunder if the assignee fails to perform,  unless the other Party agrees in writing in advance to waive assignor's continuing obligations pursuant to this Agreement,  such waiver not to be unreasonably withheld,  conditioned or delayed;  and (iv) no such assignment will adversely affect the credit rating or financial security of the other Party.

                                       23

         15.5 Failure to Obtain Consent.  Any assignment of any interest in this
Agreement made without fulfilling the foregoing  requirements of this Article 15 will be null and void and will,  after  notice and passage  without  cure of the applicable period for cure, constitute an Event of Default under Article 9.

                                   ARTICLE 16
                                     NOTICES

         Any notice,  request,  consent or other communication hereunder (each a
"Notice")  must be in writing,  addressed to the receiving  party's  address set forth  below  or to such  other  address  as a party  may  designate  by  notice hereunder,  and either (i) hand  delivered,  (ii) sent by nationally  recognized overnight  delivery  service,  (iii) mailed by registered or certified  mail, or
(iv) sent by confirmed facsimile transmission.

                  If to Lansing

                           William E. Krueger
                           Lansing Ethanol Services, LLC
                           9900 W. 109th Street, Suite 400
                           Overland Park, KS 66210
                           Fax:  (913) 748-3001

                  with a copy to:

                           Thomas Carew, Esq.
                           Stinson Morrison Hecker LLP
                           1201 Walnut Street
                           Kansas City, Missouri  64106-2150
                           Fax:  (816) 691-3495

                  If to Ethanol Producer:

                          Southwest Iowa Renewable Energy, LLC
                          2101 S. 42nd Ave.
                          Council Bluffs, IA  51502
                          Attn: General Manager
                          Fax:   712-366-0394

                 with a copy to:
                          David E. Gardels, Esq.
                          Blackwell Sanders Peper Martin LLP
                          1620 Dodge Street, Suite 2100
                          Omaha, NE 68102
                          Facsimile: (402) 964-5050

                                       24

         All  Notices  that are mailed  will be deemed to be given on the fourth business day following the day on which they were deposited in the United States mail,  postage  prepaid.  All  Notices  that are sent by  nationally  recognized overnight  delivery service will be deemed to be given on the first business day following  the  business  day on which they are sent.  All Notices that are hand delivered will be deemed to be given upon  delivery.  All Notices that are given by  facsimile  transmission  will be deemed to be given upon  receipt,  it being agreed that the burden of proving  receipt  will be on the sender of such Notice and such burden will not be satisfied by a transmission  report generated by the sender's facsimile machine.

                                   ARTICLE 17
                               GENERAL PROVISIONS

         17.1 Governing  Law. This  Agreement and the rights and  obligations of the parties  hereunder will be construed in accordance  with and governed by the law of the  State  of  Iowa,  without  giving  effect  to  its  conflict  of law principles.

         17.2 Entire Agreement; Enforcement of Rights. This Agreement sets forth the entire  agreement and  understanding  of the Parties relating to the subject matter herein and merges all prior discussions  between them. No modification of or  amendment  to this  Agreement,  nor any  waiver  of any  rights  under  this
Agreement,  will be  effective  unless in writing  signed by the Parties to this
Agreement.  The  failure  by either  Party to  enforce  any  rights  under  this
Agreement will not be construed as a waiver of any rights of such Party.

         17.3 Construction. This Agreement is the result of negotiations between and has  been  reviewed  by each of the  Parties  hereto  and  their  respective counsel, if any; accordingly, this Agreement will be deemed to be the product of all of the Parties  hereto,  and no  ambiguity  will be construed in favor of or against any one of the Parties hereto.

         17.4  Counterparts.  This  Agreement  may be  executed  in two or  more counterparts, each of which will be deemed an original and all of which together will constitute one instrument.

         17.5  Successors and Assigns.  Subject to the provisions of Article 15, the rights and benefits of this  Agreement will be binding upon and inure to the
benefit   of   the    Parties'    respective    successors-in-interest,    legal
representatives, and assigns.

         17.6  Waiver.  The  failure of either  Party to enforce or insist  upon compliance with or strict  performance of any of the terms or conditions of this
Agreement,  or to take  advantage  of any of its rights  there  under,  will not constitute a waiver or relinquishment of any such terms, conditions,  or rights, but the same will be and remain at all times in full force and effect.

         17.7  Taxes.  Ethanol  Producer  will  be  responsible  for  applicable personal property taxes on Ethanol, if any, up to Delivery Point.

                                       25

         17.8  Disclaimer  of Third Party  Beneficiary  Rights.  Other than with respect to Project Lender, nothing in this Agreement will be construed to create any duty to, or standard of care with  reference  to, or any  liability  to, any person not a party to this Agreement.

         17.9     Relationship of the Parties.

                  (a)  This  Agreement  will not be  interpreted  to  create  an association,  joint venture, or partnership between the Parties, nor to impose any  partnership  obligation  or  liability  upon either  Party.
         Neither  Party will have any right,  power,  or authority to enter into any agreement or undertaking  for, or act on behalf of, or to act as an agent or representative of, the other Party.

                  (b)  Lansing  will be solely  liable  for the  payment  of all wages,  taxes,  and other costs related to the employment of persons to perform  Lansing  Services,  including  all federal,  state,  and local income, social security,  payroll, and employment taxes and statutorily mandated workers' compensation  coverage.  None of the persons employed by Lansing will be  considered  employees  of Ethanol  Producer for any purpose;  nor will Lansing represent to any person that he or she is or will become an Ethanol  Producer  employee.  Ethanol  Producer  will be solely  liable for the  payment of all wages,  taxes,  and other  costs related to the employment of persons to operate the Facility, including all federal,  state, and local income,  social security,  payroll,  and
         employment  taxes  and  statutorily   mandated  workers'   compensation
         coverage.  None of the  persons  employed by Ethanol  Producer  will be considered  employees  of Lansing  for any  purpose;  nor will  Ethanol
         Producer  represent  to any person  that he or she is or will  become a
         Lansing employee.

         17.10  Expenses and  Obligations.  All costs and  expenses  incurred in connection  with  the  consummation  of the  transactions  contemplated  by this
Agreement  by  Lansing or  Ethanol  Producer  will be paid by Lansing or Ethanol
Producer, as the case may be.

         17.11 Survival of  Obligations.  Cancellation,  expiration,  or earlier termination of this  Agreement will not relieve the Parties of obligations  that by their nature should survive such  cancellation,  expiration,  or termination, prior to the term of the applicable statute of limitations, including warranties or remedies  which  obligations  will  survive for the period of the  applicable statute of limitation.

         17.12  Dispute  Resolution.  Any  and  all  disputes  related  to  this
Agreement,  with the  exception of Contracts,  that cannot be resolved  amicably will be  subject  to  binding  arbitration  before  a single  arbitrator  in the
Omaha/Council  Bluffs metropolitan area, pursuant to the Commercial  Arbitration
Rules of the American Arbitration  Association ("AAA"). The Arbitrator will make such  procedural  or  discovery  orders  as he or  she  deems  appropriate.  The
Arbitrator may not add to or alter the terms of this Agreement.  Arbitral awards will be in writing and will be final and  non-appealable  to the maximum  extent permitted by law. Any judicial  proceeding to review the Arbitrator's award will be held in state courts  located in the State of Iowa, and the Parties submit to personal

                                       26

jurisdiction of such court.  Nothing in this Section 17.12,  however,  should be construed  to  preclude  either  Party  from  seeking  specific  enforcement  or
temporary  or  preliminary   injunctive  relief  from  any  court  of  competent
jurisdiction,  either to enforce this Section 17.12 or with respect to any other matter pending arbitration thereof. Unless otherwise explicitly provided in this
Agreement,  the Parties agree to continue their  respective  performance of this
Agreement pending the outcome of any arbitration.

         17.13  Compliance  with Law.  The Parties  will comply  with,  and this
Agreement and all rights and  obligations  of the Parties  hereunder are subject to, all applicable local, state and federal law, and all duly promulgated orders or other  duly  authorized  action  of  governmental  authorities  having  valid jurisdiction.

         17.14  Amendment  and  Modification.  This  Agreement  may be  amended, modified or supplemented  only by prior mutual  agreement,  confirmed in writing and signed by the Parties thereto.

         17.15     Confidentiality.

                  (a) The terms of the Confidential Disclosure Agreement between
         Ethanol   Producer   and   Lansing,   dated   October   23,  2006  (the
         "Confidentiality  Agreement"),  are hereby  incorporated  by  reference herein for the term of this  Agreement,  notwithstanding  the fact that the  term is  longer  than  the  term of the  Parties'  confidentiality obligations set forth in the Confidentiality Agreement. For purposes of the  Confidentiality  Agreement,  along with  confidential  proprietary information as defined in the Confidentiality Agreement,  individual or aggregate customer,  transactional or financial  information of Ethanol
         Producer or Lansing that is provided to either in conjunction  with the terms and  conditions  of this  Agreement  will be deemed  Confidential
         Information of Ethanol Producer and Lansing,  respectively,  regardless of whether marked as such.

                  (b) For the duration of the Initial  Term,  Renewal  Terms and for a period of three years  following  termination of this  Agreement, all terms of this Agreement  between Ethanol  Producer and Lansing will be deemed  Confidential  Information  of Ethanol  Producer and Lansing,
         respectively, regardless of whether marked as such.

                  (c) Notwithstanding the foregoing,  Lansing  acknowledges that compliance by Ethanol  Producer with its disclosure  obligations  under federal and state  securities laws (including  providing a copy of this
         Agreement  as an  exhibit  to  Ethanol  Producer's  publicly  available information)  shall not be deemed a violation of this  Agreement or the
         Confidentiality Agreement.

                            [signature page follows]

                                       27

         The Parties have executed this Ethanol  Merchandising  Agreement on the date set forth in the first introductory paragraph.

                                       LANSING ETHANOL SERVICES, LLC

                                       By: /s/ William E. Krueger
                                          ---------------------------
                                          Name:  William E. Krueger
                                          Title: President

                                       SOUTHWEST IOWA RENEWABLE ENERGY, LLC

                                       By: /s/ Karol King
                                           --------------------------
                                           Name: Karol King
                                           Title: Chairman of the Board

                                       28

                                    EXHIBIT A
                            CONTRACT/PAYMENT EXAMPLE

                 Item 1: FACE OF STANDARD ETHANOL CONTRACT FORM

               Item 2: ETHANOL CONTRACT GENERAL TERMS & CONDITIONS

     These  General  Terms and  Conditions  between  Buyer and  Seller  apply to
     Lansing Ethanol Services, LLC ethanol contracts:

                                    PREAMBLE

     Seller sells fuel ethanol,  and Buyer  purchases  fuel ethanol from time to time for resale. From time to time, Buyer may elect to buy from Seller, and
     Seller  may  elect  to sell to  Buyer,  fuel  ethanol  in such  quantities, standards,  pricing and delivery  requirements as shall be negotiated.  Any
     such  sale  shall  be  confirmed  by  a  Confirmation   of  Sale  Agreement
     (hereinafter ("Confirmation").  This Agreement sets forth the general terms and conditions that shall apply to each sale.

1.   Interpretation  -If there is any conflict between any Confirmation and this
     Agreement,  the  Confirmation  will prevail with respect to the transaction specified in such  Confirmation.  Headings used in this  Agreement are used for convenience of reference only and do not form a part of this Agreement.
     No waiver by either  party with respect to any breach of or any right under this Agreement, and no course of dealing or performance,  will be deemed to constitute a continuing waiver of any other breach or of any right,  unless
     such   waivers   are   expressed   in  writing   executed   by   authorized
     representatives  of the  parties  hereto.  The parties are also party to an
     Ethanol  Merchandising  Agreement  dated as of November 1, 2006, as amended from time to time (the "Merchandising Agreement"). This Agreement, together with the  Merchandising  Agreement,  constitutes  the entire and  exclusive agreement between the parties with respect to the transactions contemplated herein and confirmed  from time to time by written  Confirmations,  and all representations,  offers and  undertakings of the parties made prior to the effective date of this Agreement, whether oral or in writing, are merged in
     it.  Except as provided in Clause 10, each party objects to and will not be bound by any past or future terms or conditions or representations  not set forth in this Agreement,  including,  without limitation, any additional or inconsistent terms shown on the other party's shipping documents,  invoices or  other  records  (except  the  Confirmation)  and any  additions  to the provisions of this Agreement  included in those  documents  (other than the
     Confirmation) are null and void. Any amendment of this Agreement must be in writing executed by the authorized  representatives  of the parties hereto.
     The terms of this Confirmation and Agreement will supersede,  to the extent inconsistent with, the terms set forth in the Merchandising Agreement.

2.   Definitions  - The terms set out in this section  shall carry the following meanings throughout the Agreement unless specified otherwise:

          a. Agreement: this Agreement and each Confirmation, and any additional schedules attached to any Confirmation;
          b.  Confirmation:  a Confirmation of Sale Agreement  between Buyer and
          Seller,  being substantially in the form of Exhibit A attached hereto, issued by the parties and attached hereto, or which  incorporates this
          Agreement by reference, and any schedules thereto;
          c.  Contract  Period:  the time  between  the  start  and end dates as specified in the Confirmation, inclusive of both dates;
          d. Delivery  Point:  the location  specified in the  Confirmation  for delivery  of the  Product  by the  Seller to the  Buyer  Free on Board
          ("FOB");
          e.  Detention  Charges:  unless  specifically  stated as a term in the
          Confirmation of a sale transaction, the Detention Charge for the first
          15  days  will be  $50.00  US per  day  (or  part of a day)  including
          Saturday's, Sunday's and Statutory Holidays. For the 16th through 25th days,  the  Detention  Charge  will be $75.00 US per day (or part of a day) including Saturday's,  Sunday's and Statutory Holidays. After the
          25th day the Detention  Charge will be $100.00 USF per day (or part of a day)  including  Saturday's,  Sunday's and Statutory  Holidays.  All
          Detention Charges shall be

                                       1

          invoiced no later than six months from the return of the railcar;
          f. Force  Majeure:  events  which are  unforeseen  or beyond a party's reasonable  control  notwithstanding  the  exercise of due  diligence, including,  but  not  restricted  to:  acts of  God;  war,  terrorism, accident,  fire, storm, flood, earthquake,  or explosion;  acts of, or compliance  with  requests  of any level of  government  or any agency thereof; strike,  lock-out,  disputes with workmen or labor shortages;
          transportation  embargoes,  failures or delays which  affect  Seller's normal source of supply for the Product,  or delays in delivery of any inventory  or  material,  including,  without  limitation,  crude oil, natural gas, natural gasoline, supplies, raw materials and ingredients necessary  in the  production  of the  Product;  or any other cause or causes  whether  or not  similar  to the  foregoing  events  that  are unforeseen or beyond such party's reasonable  control  notwithstanding the exercise of due diligence. A lack of funds, insolvency or delay in plant start-up or production  trouble shall in no event  constitute an event of Force Majeure;
          g. General Terms and Conditions:  The general terms and conditions set forth in this  Agreement  for the sale of Product  between  Seller and
          Buyer;
          h.  Notice:  any notice  required or  permitted to be given under this
          Agreement will be validly given if in writing and  delivered,  sent by
          electronic  facsimile   transmission  or  other  means  of  electronic
          communication  capable of  producing a printed copy or sent by prepaid registered  mail,  addressed  to the  applicable  party at its address indicated on the  Confirmation  or to such other  address as any party may specify by notice in writing to the other. Any notice delivered on a business day will be deemed  conclusively  to have been  effectively given  on the  date  notice  was  delivered  and any  notice  given by facsimile will be deemed  conclusively  to have been given on the date of such transmission.  Any notice sent by prepaid registered mail will be deemed  conclusively to have been  effectively  given when actually received;
          i. Performance  Assurance:  shall mean a standby irrevocable letter of credit,  a prepayment,  a performance bond or a guarantee by an entity acceptable to the Seller and in the absolute discretion of the Seller;
          j. Product: as identified in the Confirmation;

3.   Delivery  Point,  Title & Risk -  Buyer  agrees  to  purchase  the  Product described in each Confirmation  from Seller,  and Seller agrees to sell and deliver  such  Product to Buyer at the Delivery  Point.  Delivery  shall be complete and title to and risk of loss or damage to the Product  shall pass to the Buyer at the  Delivery  Point  when:  (i)  Product is loaded into or unloaded from a tank truck,  at the outlet  flange of the tank truck;  (ii)
     Product is loaded into a railcar,  at the outlet flange of the railcar,  or if  applicable,  upon the  constructive  placement  of the  railcar  by the railroad,  or upon the actual placement of the railcar for unloading if the railcar has not been previously  constructively  placed;  (iii) Product has passed the outlet flange of the facility from where the Product  originates from and delivered into the delivering pipeline, or, if applicable,  as the
     Product is metered into connecting storage or transportation  system,  when
     Product  is  delivered  by  pipeline;  or (iv) the  transfer  of Product is entered on the books of the  facility,  when  deliveries  are made within a facility or by in-line transfer.  Except as otherwise specifically provided herein  or  stated  in the  applicable  Confirmation,  Seller  will  not be responsible  for  any  aspect  of  transportation,  handling  or use of the
     Product beyond the Delivery Point.

4.   Deliveries and Underlifting - Time is of the essence in this Agreement, and on a commercially  reasonable  efforts basis all deliveries will be made in accordance  with the monthly  schedule  indicated  in the  Confirmation  at rateable quantities per day during each day of the month and during loading hours agreeable to Seller.  Where Buyer's  liftings are more than 10% below the  scheduled  volume in any  month,  Seller  shall have the right to make arrangements  to  mitigate  its losses and this shall  include,  but not be limited to, selling the  underlifted  volume to other parties.  Buyer shall compensate Seller for loss of revenue and all costs of mitigation  incurred by Seller.

5.   Rail Car Deliveries

     a)   Buyer will not divert  Seller's  railcars or consign them to any other routing or to any other  destination  than that set out in the bill of lading  instructions  without obtaining prior written or faxed consent of an authorized  representative of the Seller. All diversion charges,

                                       2

          additional  freight charges and any other costs or expenses  incurred, sustained or paid by Seller resulting from such diversion shall be for the account of Buyer.
     b)   Unless  specifically  stated as a term in the  Confirmation  of a sale transaction, Seller will allow Buyer a period of 5 days for offloading those  railcars  commencing  at:  (i)  7:00  a.m.,  at  the  unloading location, of the first morning following notification to the Buyer (or the Buyer's  consignee) by the  delivering  railroad that a railcar is available for placement,  or (ii) if  notification is not given by the delivering  railroad,  such time as the  railcar is  delivered  to the
          Buyer's  (or the Buyer's  consignee's)  off-loading  facilities.  Upon expiration  of such 5 day  period,  the  Buyer  will pay the  Seller a
          Detention  Charge until such time as the railcar has been  returned to the delivering railroad or otherwise placed in accordance with written instruction of the Seller.

6.   Product Specifications - The Product delivered under this Confirmation will comply with  Standard ASTM 4806  specification  current at time of delivery unless otherwise agreed to in writing.

7.   Measurement of Product Quantity - The quantity of Product delivered will be
     measured   at  the   location   where  the   Product  is  loaded  into  the
     transportation  equipment,  using standard industry practice at the time of measurement;  (i) in the case of delivery  into rail cars,  by means of the railcar's gauging device and applicable outage tables;  (ii) in the case of delivery into tank trucks,  by means of a weigh scale or metering device at
     Seller's  option;  and  (iii) in the case of  delivery  into  pipelines  or storage  facilities,  by meter or other mutually accepted method or device.
     All such volumetric  measurements will be corrected for temperature to; (i)
     60 (0)F when  measured  in  Imperial  or U.S.  units;  and (ii) 15(0)C when measured in metric or Systeme  Internationale  units.  The parties agree to accept these measurements as correct for the purposes of this Agreement.

8.   Rejection  and Notice of  Defects - Buyer has 30 days after  receipt of the
     Product  to  inspect  and either  accept or reject  the  Product.  If Buyer retains the Product in its possession for a period of 30 days after receipt without  rejecting  it,  this  will  be  regarded  as  Buyer's  irrevocable acceptance of the Product. Anything herein to the contrary notwithstanding, if Buyer commingles,  stores or mixes the Products with other products, the
     Buyer's  right of  rejection  shall be  terminated  at the  moment  of such commingling,  storage or mixing. If the Product is rejected, Notice must be given to Seller so that the  Notice  will  arrive no later  than 5 business days after discovery of the defect or nonconformity  in the Product,  fully specifying all claimed  defects and  nonconformities.  Seller will have the right to  independently  test any  rejected  Product  before the railcar is offloaded at which time the Seller may redirect the railcar.

9.   Product  Shortages - Seller agrees to reimburse Buyer for any substantiated shortage  on railcar  shipment  in excess of 2 % of the  aggregate  railcar volume providing that authority to unload railcars with excessive  shortage is granted by Seller before unloading and a signed and notarized  affidavit from the railroad agent or other person accepted by Seller attesting to the shortage  is sent by  Buyer  to  Seller  within  30 days  from the date the railcar was inspected.

10.  Terms of Payment - Payment for  Product  and other fees,  charges and taxes shall  be made  in  accordance  with  the  Payment  Terms  provided  in the
     Confirmation;  provided that, Seller reserves the right, acting reasonably, to withdraw or revise credit terms for Product not yet delivered upon prior written notice.

     a)   If Seller has reasonable grounds for insecurity regarding the payment, performance or enforceability of any of Buyer's obligations under this
          Agreement,  Seller may require  Buyer to provide it with a Performance
          Assurance. Reasonable grounds will include, but not be limited to, the
          Buyer's (or Buyer's  guarantor's)  credit  rating  being below Baa2 by
          Moody's  or below BBB by  Standard  and  Poor's,  if such party has an external  credit  rating.
     b)   If Buyer fails to pay all or any part of the invoiced amount when due, interest  shall  accrue  monthly  and be payable on the unpaid  amount
          (except for any portion thereof which is subsequently determined to be overstated) at the prime rate at Seller's bank plus 2% per annum.  Any interest which remains  unpaid shall be added to the principal  amount then  outstanding.  If

                                       3

          Buyer  fails  to pay  when due any  amount  owing  as set  forth in an invoice  rendered by Seller,  other than such portion thereof as it in good  faith  disputes  in  writing,  or if Buyer  fails to  provide  a
          Performance  Assurance when required by Seller,  and if either of such failure  continues for 5 days following  delivery by Seller of written notice of such default,  Seller may suspend deliveries  hereunder.  At such time,  in the event of a payment  default,  Seller may  terminate this Agreement. If a Performance Assurance was requested by Seller and if such  Performance  Assurance is not provided  within 10  additional
          days,  Seller  may  terminate  this  Agreement.   Such  suspension  or
          termination  shall be without prejudice to Seller's right to claim for damages  for loss of profit  which it would have  obtained  during the period of suspension or to the end of the original  Contract Period if the Agreement is terminated early as above provided.
     c)   If  Seller  has not  received  notice of a dispute  in  respect  of an invoice within 90 days of the date it was rendered,  then such invoice shall be deemed for all purposes to be correct.
     d)   In the event either  party fails to make timely  payment of any monies due to the other  party  hereunder,  the other  party may offset  such unpaid amount  against  monies owed to such party under this Agreement or any other agreement.

11.  Taxes - The prices  mentioned  in this  Agreement  do not include  federal, state or municipal  commodity,  transaction  sales (prepaid or otherwise) , use, excise, value added, motor fuel excise, petroleum business,  petroleum testing fee or business transfer taxes chargeable in respect of the sale of the  product to Buyer.  Any like tax,  duty,  charge,  levy or fee,  now or hereafter  levied on the product  sold  hereunder or required to be paid or collected by Seller by reason of the delivery,  sale or use of the Product, shall  be paid by Buyer at the  same  time  and on the same  conditions  as payment of any other sum pursuant to the terms of the Agreement in addition
     to  the  prices   specified   herein.   Buyer  shall  furnish  Seller  with
     satisfactory   exemption  certificate  where  exemption  is  claimed.  Upon
     Seller's   request,   the  Buyer  must  provide  proof  of  customs  import
     documentation  into the United States for exemption  purposes from Canadian
     Government  Goods and Services Tax (GST). If no such proof can be provided, the Seller may at its discretion invoice the Buyer for the applicable GST.

12.  Force Majeure - The term "Force  Majeure"  shall have the meaning set forth in Section  2. If either  party  fails to  observe  or  perform  any of the obligations  imposed upon it under this  Agreement  and such failure  shall have been as a  consequence  of Force  Majeure,  such failure  shall not be deemed a breach of this Agreement and the performance or observance of such obligation will be suspended  during the  continuation of the Force Majeure provided that the party claiming Force Majeure shall:

          a)   Give  written   notice  to  the  other  party   specifying   full
               particulars  of such  Force  Majeure  as  soon  as is  reasonable possible.
          b)   As far as possible  remedy  Force  Majeure as soon as  reasonable possible; and
          c)   Give  written  notice to the other party after the Force  Majeure has been remedied as soon as reasonable possible.

                  Notwithstanding any other provision of this Agreement, a claim of Force Majeure shall not under any circumstances suspend the obligation  of the  Buyer  to make  payment  for  any  Product delivered under this Agreement.  If by reason of Force Majeure
                  Seller is unable to supply its total demand for Product in the
                  United  States among all of Seller's  other buyers  located in the  United  States,  Seller  may,  at  its  option,  allocate equitably its available supply of Product in the United States among all of  Seller's  buyers  located in the United  States.
                  Seller  shall not be under any  obligation  to obtain  Product from any other source or to alter its production  schedules or practices. Buyer shall not be obligated to take any deliveries
                  as  set  out  in  the  monthly   schedule   indicated  in  the
                  Confirmation  that would  otherwise  have been made during the period of the Force Majeure.

13.  Material  Safety Data Sheet - Seller has  provided to Buyer,  and by taking delivery of Product under the terms of this  Agreement  Buyer  acknowledges receipt of, Seller's current  Material Safety Data Sheet(s)  concerning the
     properties  of  and  safe  handling   procedures  of  the  Product.   Buyer
     acknowledges  that the Product is a hazardous  material and  represents and warrants  that it is  familiar

                                       4

     with  the  properties  of and safe  handling  procedures  for the  storage, handling,  transportation  and use of the  Product.  Buyer will  inform its customers of those safe-handling procedures of the Product.

14.  Price  Escalation - Any increase in Seller's  cost of supplying the Product caused by any level of governmental  law,  regulation,  tax or other burden imposed  after  the  date  of this  Agreement  on the  ownership,  storage, processing,  production,  transportation,  distribution, use or sale of the
     Product  covered by this  Agreement  will be added to the price  under this
     Agreement.

15.  Governing  Law -  This  Agreement  will  be  interpreted  and  governed  in accordance  with the laws of the State of Kansas,  USA.  Applicable  herein
     (excluding  any  conflicts  of law rule or principle  that would  otherwise refer  construction or  interpretation  of the Agreement to the substantive law of another jurisdiction),  and the parties hereby irrevocably attorn to the exclusive jurisdiction of the courts of the State of Kansas, USA.

16.  Confidentiality  - This Agreement will not be disclosed in whole or in part by either the Buyer or Seller to any third party  without  obtaining  prior written  consent of the other party,  unless such disclosure is required by law,  is  necessary  to obtain  regulatory  approval or  reporting,  or for obtaining  any  necessary  financing.  Buyer  acknowledges  and agrees that
     Seller may disclose  this  Agreement to its  investors,  provided that such investors are advised as to the confidential nature hereof.

17.  Assignment - The Seller,  at its own discretion,  may assign this Agreement in the event  that the Buyer is in default of any  payment  required  under this Agreement,  or any other material term of this Agreement. In all other cases, neither party may assign this Agreement, any money due hereunder, or any claim arising in connection herewith,  without prior written consent of the  other  party,  which  consent  shall  not  be  unreasonably  withheld;
     provided,  however, Lansing Ethanol Services, LLC may assign this Agreement to a an entity  controlled by Lansing Ethanol  Services,  LLC, and provided further that Seller may assign this  Agreement as provided in Article 15 of the Merchandising Agreement.

18.  Severability - If any provision of this Agreement is held illegal,  invalid or  unenforceable  for any reason  whatsoever,  the  legality,  validity or enforceability  of the remaining  provisions of this Agreement shall not in any way be affected or impaired thereby.

19.  Dispute  Resolution.  - Any controversy or claim (Claim),  whether based on contract, tort, statute, or other legal or equitable theory (including, but not  limited  to,  any claim of  fraud,  misrepresentation,  or  fraudulent inducement  or any  question  of  validity  or  effect  of  this  Agreement including  this  clause),  arising  out of or  related  to  this  Agreement
     (including  any  amendments,  annexations,  and  extensions)  or the breach
     thereof  shall  be  settled  by  consultation   between  the  parties.   If
     consultation does not resolve the Claim within sixty days (unless otherwise extended by mutual  agreement of the parties)  after receipt of the written notice of the Claim,  the Claim shall be settled by binding  arbitration in accordance with the then current CPR Institute for Dispute Resolution Rules for  Non-Administered  Arbitration of Business Disputes and this provision.
     The arbitration  shall be governed by the United Stated  Arbitration Act, 9
     U.S.C.  Sections  1-16,  to the exclusion of any provision of the state law inconsistent therewith or which would produce a different result.  Judgment upon the award  rendered  by the  arbitrator  may be  entered  by any court having  jurisdiction.  The  arbitration  shall  be  held  in  Kansas  City,
     Missouri.  There shall be one arbitrator.  The arbitration  shall determine the Claim of the parties and render a final  award in  accordance  with the substantive law of the State of Kansas, without regard to any choice of law rules. The arbitrator shall set forth the reasons for the award in writing.
     The UN Convention on Contracts for the  International  Sale of Goods (1980)
     shall not apply.

                                       5

                             Item 3: BILL OF LADING
               Supplied by Ethanol Producer, required for payment

     Item 4: CERTIFICATE OF ANALYSIS -Supplied by Ethanol Producer, required for payment

              Item 5: DAILY SETTLEMENT FOR SALE BY ETHANOL PRODUCER

                   Item 6: MONTHLY INVOICE FOR SERVICES FEES

Lansing Ethanol Services, LLC
9900 W. 109th Street - Suite 400
Overland Park, Kansas 66210

Date:
To:
Attention:
Facsimile No:

From:
Re:
Generated By:
Phone:

Merchandising Fee:
Total Gallons purchased by LES:
         Total

Payments Received:

Balance

New due Lansing within 15 days of invoice date

Wiring Instructions: